FOR IMMEDIATE RELEASE

THE KNOT AND WEDDING CHANNEL.COM
ENTER INTO A DEFINITIVE MERGER AGREEMENT

NEW YORK, NY, June 5, 2006 -- The Knot (Nasdaq: KNOT, www.theknot.com), a leading national lifestage media and services company offering the premier wedding resource, and WeddingChannel.com, Inc., a privately-held leader in wedding planning and gift buying services, today announced they have entered into a definitive merger agreement. Under the terms of the agreement, The Knot will pay approximately $57.9 million in cash and issue 1,150,000 shares of its common stock in exchange for all of the capital stock and stock options of WeddingChannel. The Knot intends to finance the cash portion of the purchase price through a follow-on offering of its common stock pursuant to a registration statement The Knot expects to file in the next month. If The Knot elects not to complete the follow-on offering, The Knot will pay $28.0 million in cash and issue 3,200,000 shares of its common stock in exchange for all of the capital stock and stock options of WeddingChannel. An adjustment will be made to the cash portion of the purchase price if WeddingChannel’s working capital is above or below $10 million at closing.

“We look forward to leveraging the complementary strengths of our two businesses to better serve the needs of our audience and, by doing so, we will become a more effective marketing resource for our advertisers,” said David Liu, Chairman and CEO of The Knot. “Together, our unique businesses will enhance our offerings for the wedding market and further cement the relationships we establish with our members.”

“Our two companies have taken different paths to satisfy different segments of the bridal market including engaged couples, their gift buying guests and advertisers,” said Adam Berger, Chief Executive Officer of WeddingChannel. “By joining forces, we are better positioned to offer the best products and services to the broadest audience and create more lifestage opportunities.”

The merger has been approved by the boards of directors of both companies. Stockholders representing approximately 30% of the outstanding capital stock of WeddingChannel have agreed to vote their shares in favor of the merger. The merger is subject to customary closing conditions, including stockholder and regulatory approvals, and is currently expected to close in the third quarter of 2006. The merger agreement also contains certain termination rights in favor of each of The Knot and WeddingChannel.

This release is neither an offer to sell nor a solicitation of offers to purchase common stock of The Knot.

About The Knot, Inc.

The Knot, Inc. (Nasdaq: KNOT) is a leading national lifestage media and services company. The company’s flagship brand, The Knot, is the nation’s premier wedding resource that reaches over one million engaged couples each year through the Web, newsstands, bookstores, national television and more. Its award-winning website, TheKnot.com, is the most-trafficked online wedding destination. The Company also publishes a diverse collection of print publications including national and regional editions of “THE KNOT Weddings” magazine and authors books on wedding and newlywed-related topics. The Company also produces a TV series on The Oxygen Network, a Video On Demand (VOD) service for Comcast Cable and has content distribution partnerships with MSN and Comcast. The Knot, Inc. has launched several brands targeted before and beyond the wedding day, including newlywed site TheNest.com, event planning site PartySpot, teen-oriented PromSpot.com and online personals sites, GreatBoyfriends.com and GreatGirlfriends.com. The Knot, Inc. is based in New York.

About WeddingChannel.com, Inc.

WeddingChannel offers comprehensive wedding-planning content, interactive tools and one place for couples to manage gift registries from the nation’s largest retailers, pre-reserve hotel rooms from numerous properties worldwide and enable guests to find and purchase these gifts and hotel rooms. WeddingChannel’s patented registry system searches registries from retailers and resort groups including Macy’s, Bloomingdale’s, Tiffany & Co., Crate and Barrel, Neiman Marcus, Williams-Sonoma, Pottery Barn, The Home Depot, JCPenney, Starwood Hotels, Sandals Resorts and others. WeddingChannel also operates the leading bridal fashion trade show, WeddingChannel’s Couture Show. WeddingChannel.com, Inc. is based in Los Angeles.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding future events or the future financial performance of The Knot. These statements, which are usually accompanied by word such as “may”, will”, “could”, “intends” and “expects”, are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) the risk that the proposed merger may not be approved by the stockholders of WeddingChannel or that the necessary regulatory approvals are not obtained, (ii) the risk that other closing conditions of the merger may not be satisfied, (iii) the risk that the two companies’ businesses will not be integrated successfully and (iv) the significant costs related to the proposed merger. In addition, other factors relating solely to The Knot’s business could cause actual events or results to differ materially from the forward-looking statements contained herein including, without limitation, (i) The Knot’s unproven business model and limited operating history, (ii) The Knot’s history of losses, (iii) the significant fluctuation to which The Knot’s quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

For The Knot, Inc.
Contact:
 Vicki Weiner/Sylvia Dresner
VMW Corporate & Investor Relations
212-616-6161
info@vmwcom.com

For WeddingChannel.com, Inc.
Contact:
Karen Levine
213-599-4151